UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 19, 2010

The PMI Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

PMI Plaza, 3003 Oak Road, Walnut Creek, California		94597
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	925-658-7878

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 19, 2010, Freddie Mac issued a letter ("Letter") to The PMI Group, Inc. ("TPG"), its primary mortgage insurance subsidiary, PMI Mortgage Insurance Co. ("PMI"), and PMI’s insurance subsidiary PMI Mortgage Assurance Co. ("PMAC") under which Freddie Mac approved PMAC as a limited, eligible mortgage insurer ("Limited Insurer"). As described below and as set forth in the Letter, Freddie Mac’s approval of PMAC as a Limited Insurer terminates on December 31, 2011 and is subject to conditions and restrictions.

Under the Letter, Freddie Mac’s approval of PMAC is limited to only those states that continue to impose a risk-to-capital ("RTC") or minimum policyholders’ position ("MPP") requirement on PMI without waiver or modification, and where breach of such requirement obligates PMI to cease transacting new business ("Subject Jurisdictions"). PMI agrees to continue to pursue and undertake all reasonable actions to obtain a waiver or modification in each of the Subject Jurisdictions during the term of the Letter. By its express terms, the Letter supplements, but does not replace, Freddie Mac’s other rules and regulations applicable to mortgage insurers. Thus, unless otherwise excepted under the Letter, PMI and PMAC shall continue to comply with Freddie Mac’s Private Mortgage Insurer Eligibility Requirements, as amended from time to time. In the event that these requirements or the approval conditions set forth in the Letter are not met or maintained, Freddie Mac may in its discretion withdraw its approval and immediately suspend or terminate the eligibility of PMI and/or PMAC.

Under the Letter, PMAC may not exceed a RTC ratio of 25:1. PMAC currently has approximately $28 million in capital and negligible risk-in-force. The Letter authorizes PMI to invest up to $10 million in additional capital to PMAC, of which not greater than fifty percent shall be in the form of surplus notes.

Among other conditions to the approval, the Letter requires that PMAC hold valid certificates of authority to write private mortgage insurance in the Subject Jurisdictions. Currently, PMAC holds valid certificates of authority in all states that impose RTC and/or MPP requirements on mortgage insurers other than North Carolina and Texas.

PMAC must cease writing new business in any state where PMI becomes eligible to transact new business in such state by the end of the month following the month in which PMI may again write new insurance in such state, but not more than sixty days after the date PMI may again write new business in such state. Subject to the consent of applicable regulatory authorities, PMI shall either subsume the risk written in such state and cause PMAC to repatriate the capital supporting the subsumed risk to PMI or, in the alternative, enter into a 100% quota share reinsurance transaction with PMAC by the end of the quarter following the quarter in which PMI again became eligible to write business in the state. In addition, if PMI has maintained applicable capital requirements in a state for three consecutive quarters, and if, and to the extent, permitted by applicable regulatory authorities, PMI must subsume all risk written by PMAC in such state and cause it to repatriate the capital supporting the subsumed risk by the end of the following quarter. In respect of the foregoing conditions, if they arise, PMI and PMAC agreed to each use all commercially reasonable efforts to obtain the required regulatory approvals to effect such risk transfers or reinsurance transactions in each state where approval is required.

The Agreement also provides that any expenses paid by PMAC to PMI may not exceed expenses incurred by PMI for management and administrative services performed by PMI and allocated to PMAC in accordance with established statutory accounting standards and procedures for determining an allocation between affiliated entities. This requirement is subject to the further limitation that, during the term of the Letter, the expenses paid by PMAC to PMI during any calendar quarter, must not cause the expense ratio of PMAC to exceed the expense ratio of PMI for such calendar quarter.

The Letter contains various restrictions on PMI and/or PMAC’s ability to undertake certain actions, subject to specified exceptions, without Freddie Mac’s prior written consent, including: amending certain agreements with affiliates and paying dividends or making certain distributions or payments of indebtedness. Notwithstanding these restrictions, the Letter expressly authorizes PMAC to make interest and principal payments in connection with any surplus notes it has issued or will issue to PMI as contemplated in the Letter, and authorizes PMI to make dividend, interest and/or principal payments in connection with the issuance of certain new debt or equity instruments or arrangements up to levels specified in the Agreement. The Agreement also permits, subject to certain restrictions, PMI to dividend or otherwise distribute to TPG any amounts that TPG is required to cause PMI to dividend or distribute to TPG pursuant to TPG’s existing revolving credit facility ("Credit Agreement") as a result of any sale by PMI of its Capital Stock of any PMI Europe or any CMG Company, as such terms are defined in the Credit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The PMI Group, Inc.

March 22, 2010	By:	/s/ Andrew D. Cameron

Name: Andrew D. Cameron
Title: Executive Vice President, General Counsel & Secretary